EMPLOYMENT AGREEMENT, dated August 20, 2007 by, and between DCAP Management Corp., a New York corporation (the “Company”) and a wholly owned subsidiary of DCAP Group, Inc. (the “Parent”), and Curt Hapward (the “Employee”).

RECITALS

WHEREAS, the Company and the Employee desire to enter into an employment agreement, which will set forth the terms and conditions upon which the Employee shall be employed by the Company and upon which the Company shall compensate the Employee.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants hereinafter set forth, the parties hereto have agreed, and do hereby agree, as follows:

1.	EMPLOYMENT; TERM

1.1  The Company will employ the Employee in its business, and the Employee will work for the Company therein, as its President for a term commencing as of August 20, 2007 (the “Effective Date”) and terminating on August 20, 2009 (the “Expiration Date”), subject to earlier termination as hereinafter provided (the employment period, as earlier terminated or as extended as provided for herein, being referred to as the “Term”).

1.2  This Agreement will automatically renew for a one-year term upon its initial expiration unless (a) the Employee has voluntarily terminated his employment, or (b) the Employee's employment has been earlier terminated as provided in this Agreement, or (c) the Company provides to the Employee not less than one year's prior express written notice that this Agreement is not to be renewed.

1.3  Upon the expiration of the Term or the termination of the Employee’s employment with the Company for any reason whatsoever, he shall be deemed to have resigned all of his positions as an employee, officer and director of the Company, the Parent and of each and every subsidiary thereof.

2.	DUTIES

2.1  During the Term, the Employee shall serve as the Company’s President and shall perform duties of an executive character consisting of administrative and managerial responsibilities on behalf of the Company of the type and nature generally assigned to operating officers and such further duties of an executive character as shall, from time to time, be delegated or assigned to him by the Chief Executive Officer or the Board of Directors of the Company or Parent consistent with the Employee’s position.

3.	DEVOTION OF TIME

3.1  During the Term, the Employee shall expend all of his working time for the Company; shall devote his best efforts, energy and skill to the services of the Company and the promotion of its interests; and shall not take part in activities detrimental to the best interests of the Company.  The Employee shall be permitted to engage in charity work, tend to personal financial and legal affairs and, subject to the prior written consent of the Company, serve on the Board of Directors of other business organizations, provided that such activities do not interfere with his full-time services to the Company.

4.	COMPENSATION

4.1  For all services to be rendered by the Employee during the Term, and in consideration of the Employee’s representations and covenants set forth in this Agreement, the Employee shall be entitled to receive from the Company compensation as set forth in Paragraphs 4.2, 4.3 and 4.4 below.

4.2  During the Term, the Employee shall be entitled to receive a salary at the rate of two hundred twenty thousand dollars ($220,000) per annum (the “Base Salary”).  The Employee shall be entitled to increases in the Base Salary and other potential additional compensation as may be determined from time to time by the Board of Directors of the Company in its sole discretion.  All amounts due hereunder shall be payable in accordance with the Company’s standard payroll practices.

4.3  (a)           During the first twelve (12) month period of the Term only, the Employee also shall be eligible to receive a commission payment in connection with the generation and collection of initial franchise fees during such twelve (12) month period.  The potential commission payment (which is a percentage amount of the initial franchise fees actually paid to or for the benefit of the Company) due to the Employee shall be determined by reference to the following schedule:

Amount of Initial Franchise Fees Actually Collected                                   Commission Percentage

less than $150,000                                                                                                0%

$150,000 - $500,000                               17.5% and a special payment
                                       of $26,250 (the "Special Payment")

$501,000 - $1,000,000                                                                                            20.0%

$1,000,001 +                                                                                                   22.5%

In the event that there is a commission payment due to the Employee based upon the foregoing parameters, the amount of such payment shall be equal to the product of the applicable amount of initial franchise fees actually collected and the applicable commission percentage.  In the event that the aggregate amount of the initial franchise fees for such twelve (12) month period is between $150,000 and $500,000, the Employee, in addition to 17.5% of such initial franchise fees, shall be entitled to the Special Payment of $26,250.

The Special Payment amount of $26,250 will be paid to the Employee within 30 days of the Employee passing the $150,000 threshold, provided that the Company has enough cash on hand (to be analyzed on a deal to deal basis) to make the Special Payment to the Employee.  If the Company does not have enough cash on hand (after being analyzed on a deal to deal basis) to make the Special Payment to the Employee within 30 days of the Employee passing the $150,000 threshold, the Company will make such payment as soon as it has enough cash on hand to make the Special Payment.

With respect to any payments to be made under this Paragraph 4.3 after the Special Payment, such commission payments will be made within 30 days of the annual anniversary of the Effective Date, provided that the Company has enough cash on hand at such time to make the payments.  Again, each commission will be analyzed on a deal to deal basis (i.e. cash paid to the Company vs. receipt of promissory notes with no payments made).  If the Company does not have enough cash on hand (after being analyzed on a deal to deal basis) to make such payments to the Employee within 30 days of the annual anniversary of the Effective Date, the Company will make such payments as soon as it has enough cash on hand.  If a commission payment has not been paid by the second anniversary of the Effective Date due to a lack of available cash on hand to make such payment, such commission shall be deemed to be forfeited and the Company shall have no obligation to pay such forfeited commission.

(b)  Notwithstanding the foregoing, the Employee shall not be entitled to any commission payments from franchise sales that do not generate collected initial franchise fees.  In the event that the Board of Directors of the Company determines that there is substantial revenue derived from such franchise sales without collected initial franchise fees, the Board of Directors of the Company will take such circumstances into consideration in determining whether the Employee should be paid a bonus or other commission payment in connection with such franchise sales.

4.4  Subject to the following sentence, any bonus or other commission payment to be made to the Employee by the Company for any period of time after the initial twelve (12) month period of the Term shall be governed by the Parent’s corporate and executive bonus plan, which the Company anticipates will be in effect on or prior to the start of the second twelve (12) month period of the Term.  In the event that the Parent’s corporate and executive bonus plan is not in effect by July 31, 2008, any bonus or other commission payment to be made to the Employee for any period of time during the Term shall be governed by the provisions of Section 4.3 above, until such time as the Parent’s corporate and executive bonus plan is put into effect, if ever.

5.	REIMBURSEMENT OF EXPENSES

5.1  Subject to Section 5.3 hereof, the Company shall pay directly, or reimburse the Employee for, all reasonable and necessary expenses and disbursements incurred by the Employee for and on behalf of the Company in the performance of his duties during the Term.

5.2  The Employee shall submit to the Company, not less than once in each calendar month, reports of such expenses and disbursements in form normally used by the Company and receipts with respect thereto and the Company’s obligations under Paragraph 5.1 hereof shall be subject to compliance therewith.

5.3  During the Term and, in the event of an Entitlement Termination (as hereinafter defined), during the Entitlement Restrictive Covenant Period (as hereinafter defined), the Employee shall be entitled to receive a monthly automobile allowance of one thousand dollars ($1,000) for any and all expenses related to the Employee’s automobile (i.e. lease payments, insurance, gas, tolls, parking, etc.).  Except for reimbursement of directly related automobile expenses (i.e. parking and tolls) incurred by the Employee while fulfilling his duties and responsibilities to the Company, but which are outside of the Employee’s normal day to day usage of his automobile, the Employee will not be entitled to any additional or alternative reimbursement for any other automobile related expenses.

6.	DISABILITY; INSURANCE

6.1       If, during the Term, the Employee, in the opinion of a majority of all of the members of the Board of Directors of the Company (excluding the Employee if he is a member), as confirmed by competent medical evidence, shall become physically or mentally incapacitated to perform his duties for the Company hereunder (“Disabled”) for a continuous period, then for the first six (6) months of such period he shall receive his full salary.  In no event, however, shall the Employee be entitled to receive any payments under this Paragraph 6.1 beyond the expiration or termination date of this Agreement.  Effective with the date of his resumption of full employment, the Employee shall be re-entitled to receive his full salary.  If such illness or other incapacity shall endure for a continuous period of at least nine (9) months or for at least two hundred fifty (250) business days during any eighteen (18) month period, the Company shall have the right, by written notice, to terminate the Employee’s employment hereunder as of a date (not less than thirty (30) days after the date of the sending of such notice) to be specified in such notice.  The Employee agrees to submit himself for appropriate medical examination to a physician of the Company’s designation as necessary for purposes of this Paragraph 6.1.

6.2     The obligations of the Company under this Paragraph 6 may be satisfied, in whole or in part, by payments to the Employee under disability insurance provided by the Company.

6.3      Notwithstanding the foregoing, in the event, at the time of any apparent incapacity, the Company has in effect a disability policy with respect to the Employee, the Employee shall be considered Disabled for purposes of Paragraph 6.1 only if he is considered disabled for purposes of the policy.

7.	RESTRICTIVE COVENANTS

7.1  (a)           The services of the Employee are unique and extraordinary and essential to the business of the Company, especially since the Employee shall have access to the Company’s customer lists, trade secrets and other privileged and confidential information essential to the Company’s business.  Therefore, the Employee agrees that, if the term of his employment hereunder shall expire or his employment shall at any time terminate for any reason whatsoever, with or without Cause (as hereinafter defined) and with or without Good Reason (as hereinafter defined), the Employee will not at any time during the one year period commencing with the date on which the Employee ceases to be employed by the Company because this Agreement has expired or this Agreement has been terminated by either party for any reason whatsoever (the “Cessation Date”) (the “Restrictive Covenant Period”), without the prior written consent of the Company, directly or indirectly, anywhere within five (5) miles of the location of any office of the Company or any franchisee thereof, whether individually or as a principal, officer, employee, partner, shareholder, member, manager, director, agent of, or consultant or independent contractor to, any entity,

(i)  engage or participate in a business which, as of the Cessation Date, is similar to or competitive with, directly or indirectly, that of the Company, including, without limitation, those businesses of the Parent described in its Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006 (collectively, the “Current Businesses”) and shall not make any investments in any such similar or competitive entity, except that the foregoing shall not restrict the Employee from (A) acquiring up to one percent (1%) of the outstanding voting stock of any entity whose securities are listed on a stock exchange or Nasdaq or (B) engaging or participating in a business other than a Current Business (a “New Business”) if the revenues of such New Business for the preceding fiscal year are less than one percent (1%) of the consolidated revenues of the Parent for such preceding fiscal year;

(ii)  cause or seek to persuade any director, officer, employee, customer, client, account, agent or supplier of, or consultant or independent contractor to, the Company, or others with whom the Company has a business relationship (collectively “Business Associates”), to discontinue or materially modify the status, employment or relationship of such person or entity with the Company, or to become employed in any activity similar to or competitive with the activities of the Company;

(iii)  cause or seek to persuade any prospective customer, client, account or other Business Associate of the Company (which at or about the Cessation Date was then actively being solicited by the Company) to determine not to enter into a business relationship with the Company or to materially modify its contemplated business relationship;

(iv)  hire, retain or associate in a business relationship with, directly or indirectly, any director, officer or employee of the Company; or

(v)  solicit or cause or authorize to be solicited, or accept, for or on behalf of him or any third party, any business from, or the entering into of a business relationship with,  (A) others who are, or were within one (l) year prior to the Cessation Date, a customer, client, account or other Business Associate of the Company, or (B) any prospective customer, client, account or other Business Associate of the Company which at or about the Cessation Date was then actively being solicited by the Company.

The foregoing restrictions set forth in this Paragraph 7.1(a) shall apply likewise during the Term.

(b)           Notwithstanding the foregoing, in the event that the Employee’s employment is terminated by the Company without Cause, or by the Employee for Good Reason, or ceases following a non-renewal of this Agreement beyond the Expiration Date (or, if this Agreement is renewed for a one year period beyond the Expiration Date pursuant to Paragraph 1.2, beyond such additional one-year period) (i.e., this Agreement is not renewed for a one-year term upon its initial expiration or, if renewed for a one-year period pursuant to Paragraph 1.2, it is not further renewed upon its expiration after such additional one-year period) (in each case, an “Entitlement Termination”), then the Restrictive Covenant Period shall instead be the six (6) month period commencing with the Cessation Date (the “Entitlement Restrictive Covenant Period”), except that, in such event, the Company may, upon written notice given to the Employee within one (1) month following the Cessation Date, extend the Entitlement Restrictive Covenant Period from six (6) months to one (1) year (an “Extension”).

(c)           During the initial six (6) months of the Entitlement Restrictive Covenant Period, the Employee shall be entitled to receive from the Company an amount per annum equal to his Base Salary at the Cessation Date (payable over such six (6) month period), less all amounts the Employee is entitled to receive from the Company pursuant to Paragraph 11.5 hereof for such period and/or from third parties in consideration of services rendered, directly or indirectly, by the Employee to or for the third parties during such period (the “Initial Restrictive Covenant Amount”).  (For purposes of clarity, if the Base Salary at the Cessation Date is $110,000 for such six month period, the base Initial Restrictive Covenant Amount will be $110,000).  During the second six (6) months of the Entitlement Restrictive Covenant Period (if an Extension notice is given by the Company), the Employee shall be entitled to receive from the Company an amount per annum equal to his Base Salary at the Cessation Date (payable over such six (6) month period) (as clarified above), less all amounts the Employee is entitled to receive from the Company pursuant to Paragraph 11.5 hereof for such period and/or from third parties in consideration of services rendered, directly or indirectly, by the Employee to or for the third parties during such period (the “Restrictive Covenant Amount”).  Notwithstanding the foregoing, in the event of an Entitlement Termination, the Company may elect to release the Employee from the restrictions set forth in clause Paragraph 7.1 hereof during the Entitlement Restrictive Covenant Period by written notice to such effect given to the Employee at least six (6) months prior to the Cessation Date (in the event of an Entitlement Termination relating to a non-renewal of this Agreement) or within thirty (30) days following the Cessation Date (with respect to any other Entitlement Termination) .  In the event the Company sends such notice, it shall be relieved of its obligation to pay any portion of the Restrictive Covenant Amount with the exception of that portion of the thirty (30) days following the Cessation Date prior to the date on which the notice is given.

(d)           In the event that the Employee terminates this Agreement upon the happening of a Change in Control (as such term is hereinafter defined), then, in accordance with the provisions of Paragraph 11.6 hereof, this Agreement shall be cancelled and of no further force and effect and the Employee shall not be subject to the restrictions contained in this Paragraph 7.1.

7.2  The Employee agrees to disclose promptly in writing to the Chief Executive Officer of the Company all ideas, processes, methods, devices, business concepts, inventions, improvements, discoveries, know-how and other creative achievements (hereinafter referred to collectively as “discoveries”), whether or not the same or any part thereof is capable of being patented, trademarked, copyrighted, or otherwise protected, which the Employee, while employed by the Company, conceives, makes, develops, acquires or reduces to practice, whether acting alone or with others and whether during or after usual working hours, and which are related to the Company’s business or interests, or are used or usable by the Company, or arise out of or in connection with the duties performed by the Employee.  The Employee hereby transfers and assigns to the Company all right, title and interest in and to such discoveries (whether conceived, made, developed, acquired or reduced to practice on or prior to the Effective Date or during his employment with the Company), including any and all domestic and foreign copyrights and patent and trademark rights therein and any renewals thereof.  On request of the Company, the Employee will, without any additional compensation, from time to time during, and after the expiration or termination of, the Term, execute such further instruments (including, without limitation, applications for copyrights, patents, trademarks and assignments thereof) and do all such other acts and things as may be deemed necessary or desirable by the Company to protect and/or enforce its right in respect of such discoveries.  All expenses of filing or prosecuting any patent, trademark or copyright application shall be borne by the Company, but the Employee shall cooperate, at the Company’s expense, in filing and/or prosecuting any such application.

7.3  (a)           The Employee represents that he has been informed that it is the policy of the Company to maintain as secret all confidential information relating to the Company, including, without limitation, any and all knowledge or information with respect to secret or confidential methods, processes, plans, materials, customer lists or data, or with respect to any other confidential or secret aspect of the Company’s activities, and further acknowledges that such confidential information is of great value to the Company.  The Employee recognizes that, by reason of his employment with the Company, he will acquire confidential information as aforesaid.  The Employee confirms that it is reasonably necessary to protect the Company’s goodwill, and, accordingly, hereby agrees that he will not, directly or indirectly (except where authorized by the Chief Executive Officer or Board of Directors of the Company), at any time during the term of this Agreement or thereafter divulge to any person, firm or other entity, or use, or cause or authorize any person, firm or other entity to use, any such confidential information.

(b)           The Employee agrees that he will not, at any time, remove from the Company’s premises any drawings, notebooks, software, data or other confidential information relating to the business and procedures heretofore or hereafter acquired, developed and/or used by the Company, except where necessary in the fulfillment of his duties hereunder.

(c)           The Employee agrees that, upon the expiration or termination of this Agreement or the termination of his employment with the Company for any reason whatsoever, he shall promptly deliver to the Company any and all drawings, notebooks, software, data and other documents and material, including all copies thereof, in his possession or under his control relating to any confidential information or discoveries, or which is otherwise the property of the Company.

(d)           For purposes hereof, the term “confidential information” shall mean all information given to the Employee, directly or indirectly, by the Company and all other information relating to the Company otherwise acquired by the Employee during the course of his employment with the Company, other than information which (i) was in the public domain at the time furnished to, or acquired by, the Employee, or (ii) thereafter enters the public domain other than through disclosure, directly or indirectly, by the Employee or others in violation of an agreement of confidentiality or nondisclosure.

7.4  For purposes of this Paragraph 7, the term “Company” shall mean and include the Company, the Parent and any and all subsidiaries and affiliates entities of the Parent or Company in existence from time to time.

8.	VACATIONS; LEAVE

8.1  The Employee shall be entitled to an aggregate of three (3) weeks vacation time for each twelve (12) month period during the Term commencing on the Effective Date, the time and duration thereof to be determined by mutual agreement between the Employee and the Chief Executive Officer of the Company.  Any vacation time not used by the end of the Term shall be forfeited without compensation.  In addition, the Employee shall not be entitled to carry over or use any vacation time that is unused as of the end of any twelve (12) month period during the Term.  Further, the Employee shall be entitled to the number of sick, personal, family, etc. days off during each twelve (12) month period of the Term as set forth in the Parent’s employee handbook.

9.	PARTICIPATION IN EMPLOYEE BENEFIT PLANS; STOCK OPTIONS

9.1  The Employee shall be accorded the right to participate in and receive benefits under and in accordance with the provisions of any pension, profit sharing, insurance, medical and dental insurance or reimbursement (with family coverage) or other plan or program of the Company either in existence as of the Effective Date or thereafter adopted for the benefit generally of its executive employees.  Notwithstanding the foregoing, the Employee shall not be responsible for the payment of any premiums due with respect to any medical and dental insurance plan or program adopted by the Company during the Term and, in the event of an Entitlement Termination, during the Entitlement Restrictive Covenant Period.

9.2  On the Effective Date, pursuant to the Company’s 2005 Equity Participation Plan (the “Plan”) and a Stock Option Agreement in, or substantially in, the form attached hereto as Exhibit A, the Company will grant to the Employee the right and option to purchase up to Fifty-Nine Thousand Five Hundred Twenty-Four  (59,524) Common Shares of the Company upon the terms set forth in the Stock Option Agreement (the “Options”).  The Company represents that the shares of common stock underlying the Options (the “Option Shares”) are included within a currently effective registration statement on Form S-8 filed with the Securities and Exchange Commission on or about March 31, 2006.  The Company agrees to continue to include the Option Shares in such registration statement or any successor registration statement which registers shares underlying options issued or to be issued pursuant to the Plan, as may be amended, supplemented and modified from time to time.

10.	SERVICE AS OFFICER AND DIRECTOR

10.1  During the Term, the Employee shall, if elected or appointed, serve as (a) an officer of the Parent, Company and/or any subsidiaries of the Parent or Company in existence or hereafter created or acquired and (b) a director of the Company and/or any such subsidiaries of the Company in existence or hereafter created or acquired, in each case without any additional compensation for such services.  In the event the Parent or Company has in effect during the Term a director and officer liability insurance policy, the Parent or Company will include the Employee therein as a named insured.

11.	EARLIER TERMINATION

11.1  The Employee’s employment hereunder shall automatically terminate upon his death, may terminate at the option of the Company in the event of Cause, and may terminate at the option of the Employee for Good Reason.

11.2  The Employee’s employment may be terminated by the Company at any time during the Term upon written notice for Cause.  As used in this Agreement, “Cause” shall mean the Employee’s commission of any act in the performance of his duties constituting common law fraud, a felony or other gross malfeasance of duty, the Employee’s commission of any act involving moral turpitude which may reasonably be expected to result in material damage to the Company, any willful breach of any material representation, warranty or covenant on the Employee’s part herein set forth (which breach, if curable, is not cured by the Employee within ten (10) days of the Employee’s receipt of written notice thereof from the Company), or the Employee’s willful engagement in misconduct which is materially injurious to the Company, the Parent or any of its subsidiaries.

11.3  The Employee’s employment may be terminated by the Employee at any time during the Term for Good Reason.  As used in this Agreement, “Good Reason” shall mean (a) any breach of any material covenant on the Company’s part (which breach, if curable, is not cured by the Company within ten (10) days of the Company’s receipt of written notice thereof from the Employee), (b) a material dimunition in the Employee’s duties and responsibilities (other than following an event constituting Cause) in his capacity as President of the Company, or (c) a requirement by the Company that the Employee be based at any office or location that is more than fifty (50) miles outside of (i) New York City, Albany, New York and Philadelphia, Pennsylvania and (ii) the triangle formed by joining the midpoints of such cities.

11.4  Upon termination of the Employee’s employment by the Company for Cause or by the Employee without Good Reason, the Company shall have no further obligations to the Employee, and the Employee shall be entitled to no further compensation from the Company, except for any pro-rata amounts due to the Employee at such date of termination, as provided for in Paragraphs 4.2 and 4.3 hereof.  In the event of the termination of the Employee’s employment by the Company for Cause or by the Employee without Good Reason, the amount to be paid to the Employee pursuant to this Paragraph 11.4 shall constitute the sole and exclusive remedy of the Employee, and the Employee shall not be entitled to any other or further compensation, rights or benefits hereunder or otherwise.

11.5           In the event of the termination of the Employee’s employment by the Company during the Term without Cause or by the Employee for Good Reason, as liquidated damages, the Employee shall be entitled to receive the compensation to which he would have been entitled until the expiration of the Term pursuant to Paragraphs 4.2 and 4.3 hereof, less all amounts the Employee is entitled to receive from third parties in consideration of services rendered, directly or indirectly, by the Employee to or for the third parties until the expiration of the Term.  Such compensation shall be payable to the Employee in accordance with the Company’s standard payroll practices as if his employment had continued.  The amount to be paid to the Employee pursuant to this Paragraph 11.5, and the potential amounts to be paid to the Employee pursuant to Paragraph 7.1, shall constitute the sole and exclusive remedy of the Employee, and the Employee shall not be entitled to any other or further compensation, rights or benefits hereunder or otherwise.

11.6           The Employee may terminate this Agreement at any time within forty-five (45) days after a Change in Control, upon ten (10) days prior written notice to the Company.  Upon termination of the Employee’s employment by the Company due to a Change in Control, the Company shall have no further obligations to the Employee, and the Employee shall be entitled to no further compensation from the Company, except for any pro-rata amounts due to the Employee at such date of termination, as provided for in Paragraphs 4.2 and 4.3 hereof.  In the event of the termination of the Employee’s employment by the Company by the Employee due to a Change in Control, the amount to be paid to the Employee pursuant to this Paragraph 11.6 shall constitute the sole and exclusive remedy of the Employee, and the Employee shall not be entitled to any other or further compensation, rights or benefits hereunder or otherwise.  For the purposes of this Agreement, the term “Change in Control” shall mean, except in connection with, or in relation to, a capital revising transaction:

(a)  the transfer, through one transaction or a series of related transactions, either directly or indirectly, or through one or more intermediaries, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of 50% or more of either the then outstanding shares of common stock or the combined voting power of the Parent’s then outstanding voting securities entitled to vote generally in the election of directors, or the last of any series of transfers that results in the transfer of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of 50% or more of either the then outstanding shares of common stock or the combined voting power of the Parent’s then outstanding voting securities entitled to vote generally in the election of directors;

(b)  approval by the shareholders of the Parent of a merger or consolidation, with respect to which persons who were the shareholders of the Parent immediately prior to such merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the merged or consolidated company’s then outstanding voting securities, or a liquidation or dissolution of the Parent or the sale of all or substantially all of the assets of the Parent;

(c)  the transfer, through one transaction or a series of related transactions, of more than 50% of the assets of the Parent, or the last of any series of transfers that results in the transfer of more than 50% of the assets of the Parent.  For purposes of this paragraph, the determination of what constitutes more than 50% of the assets of the Parent shall be determined based on the most recent financial statement prepared by the Parent’s independent accountants; or

(d)  during any calendar year, individuals who at the beginning of such year constituted the Board of Directors of the Parent and any new director or directors whose election by the Board of Directors was approved by a vote of a majority of the directors then still in office who either were directors at the beginning of the year or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof provided, however, that this provision will not be triggered in the event the Employee votes or causes other stockholders to vote their shares to cause said change to the directorship of the Parent.

12.	INJUNCTIVE RELIEF; REMEDIES

12.1  The Employee acknowledges and agrees that, in the event he shall violate or threaten to violate any of the restrictions of Paragraph 3 or 7 hereof, the Company will be without an adequate remedy at law and will therefore be entitled to enforce such restrictions by temporary or permanent injunctive or mandatory relief in any court of competent jurisdiction without the necessity of proving damages.

12.2  The Employee agrees further that the Company shall have the following additional rights and remedies:

(i)           The right and remedy to require the Employee to account for and pay over to the Company all profits derived or received by him as the result of any transactions constituting a breach of any of the provisions of Paragraph 7.1, and the Employee hereby agrees to account for and pay over such profits to the Company; and

(ii)           The right to recover attorneys’ fees incurred in any action or proceeding in which it seeks to enforce its rights under Paragraph 7 hereof and is successful on any grounds.

12.3  Each of the rights and remedies enumerated above shall be independent of the other, and shall be severally enforceable, and all of such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity.

12.4  The parties hereto intend to and hereby confer jurisdiction to enforce the covenants contained in Paragraph 7.1 upon the courts of any jurisdiction within the geographical scope of such covenants (a “Jurisdiction”).  In the event that the courts of any one or more of such Jurisdictions shall hold such covenants unenforceable by reason of the breadth of their scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the Company’s right to the relief provided above in the courts of any other Jurisdiction, as to breaches of such covenants in such other respective Jurisdictions, the above covenants as they relate to each Jurisdiction being, for this purpose, severable into diverse and independent covenants.

13.	NO RESTRICTIONS

13.1  The Employee hereby represents that neither the execution of this Agreement nor his performance hereunder will (a) violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under the terms, conditions or provisions of any contract, agreement or other instrument or obligation to which the Employee is a party, or by which he may be bound, or (b) violate any order, judgment, writ, injunction or decree applicable to the Employee.  In the event of a breach hereof, in addition to the Company’s right to terminate this Agreement, the Employee shall indemnify the Company and hold it harmless from and against any and all claims, losses, liabilities, costs and expenses (including reasonable attorneys’ fees) incurred or suffered in connection with or as a result of the Company’s entering into this Agreement or employing the Employee hereunder.

14.	ARBITRATION

14.1  Except with regard to Paragraph 12.1 hereof and any other matters that are not a proper subject of arbitration, all disputes between the parties hereto concerning the performance, breach, construction or interpretation of this Agreement or any portion thereof, or in any manner arising out of this Agreement or the performance thereof, shall be submitted to binding arbitration, in accordance with the rules of the American Arbitration Association.  The arbitration proceeding shall take place at a mutually agreeable location in Nassau County, New York or such other location as agreed to by the parties.  Further, either party shall be entitled to rely upon the advice and counsel of expert(s) in the area of employment law in connection with any such arbitration.

14.2  The award rendered by the arbitrator shall be final, binding and conclusive, shall be specifically enforceable, and judgment may be entered upon it in accordance with applicable law in the appropriate court in the State of New York, with no right of appeal therefrom.

14.3  The losing party shall pay its or his own expenses of arbitration, the expenses of the arbitrator and the arbitration proceeding, as well as the arbitration costs and expenses incurred by the prevailing party (including all reasonable attorney’s fees and expenses incurred in connection therewith) in any such matter.

15.	ASSIGNMENT

15.1  This Agreement, as it relates to the employment of the Employee, is a personal contract and the rights and interests of the Employee hereunder may not be sold, transferred, assigned, pledged or hypothecated.

16.	NOTICES

16.1  Any notice required or permitted to be given pursuant to this Agreement shall be deemed to have been duly given when delivered by hand or sent by certified or registered mail, return receipt requested and postage prepaid, overnight mail or courier or telecopier as follows:

If to the Employee:

Curt M. Hapward
16 Twin Brook Road
West Caldwell, New Jersey 07006
Telecopier Number:  (973) 618-9332

with a copy to:

Riker, Danzig, Scherer, Hyland & Peretti LLP
Headquarters Plaza
One Speedwell Avenue
Morristown, NJ 07692
Attention: William G. Connolly
Telecopier Number:  (973) 538-1984

If to the Company:

c/o DCAP Group, Inc.
1158 Broadway
Hewlett, New York 11557
Attention: Chief Executive Officer
Telecopier Number:  (516) 794-4529

with a copy to:

Certilman Balin Adler & Hyman, LLP
90 Merrick Avenue
East Meadow, New York 11554
Attention:  Russell H. Stern
Telecopier Number:  (516) 296-7111

or at such other address as any party shall designate by notice to the other party given in accordance with this Paragraph 16.1.

17.	GOVERNING LAW

17.1  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York applicable to agreements made and to be performed entirely in New York.

18.	WAIVER OF BREACH; PARTIAL INVALIDITY

18.1  The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.  If any provision, or part thereof, of this Agreement shall be held to be invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and not in any way affect or render invalid or unenforceable any other provisions of this Agreement, and this Agreement shall be carried out as if such invalid or unenforceable provision, or part thereof, had been reformed, and any court of competent jurisdiction or arbitrators, as the case may be, are authorized to so reform such invalid or unenforceable provision, or part thereof, so that it would be valid, legal and enforceable to the fullest extent permitted by applicable law.

19.	ENTIRE AGREEMENT

19.1  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and there are no representations, warranties or commitments except as set forth herein.  This Agreement supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral, of the parties hereto relating to the subject matter hereof.  This Agreement may be amended, and any provision hereof waived, only by a writing executed by the party sought to be charged.  No amendment or waiver on the part of the Company  shall be valid unless approved by its Board of Directors.

20.	COUNTERPARTS

20.1  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

21.	FACSIMILE SIGNATURES

21.1  Signatures hereon which are transmitted via facsimile shall be deemed original signatures.

22.	REPRESENTATION BY COUNSEL; INTERPRETATION

22.1  The Employee acknowledges that he has been represented by counsel in connection with this Agreement. Accordingly, any rule or law or any legal decision that would require the interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived by the Employee.  The provisions of this Agreement shall be interpreted in a reasonable manner to give effect to the intent of the parties hereto.

23.	HEADINGS

23.1  The headings and captions under sections and paragraphs of this Agreement are for convenience of reference only and do not in any way modify, interpret or construe the intent of the parties or affect any of the provisions of this Agreement.

[Remainder of page intentionally left blank.  Signature page follows.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year above written.

DCAP MANAGEMENT CORP.

By:	/s/ Barry Goldstein
Barry Goldstein
Chief Executive Officer

/s/ Curt Hapward
Curt Hapward